EXHIBIT 99.1

Gary Beckett
Director, Corporate Communications
847-689-7019


                             OMC REPORTS RESULTS FOR
                          QUARTER ENDING DEC. 31, 1998


February 16, 1999

      (Waukegan, IL) - Outboard Marine Corporation (OMC) today announced its results for the quarter ended December 31, 1998.

      Sales for the quarter were $199.4 million, a decrease of 4.8% from $209.5 million in the comparable quarter of 1997. Softness in the international markets, lower demand for certain outboard products, and competitive promotional pricing all contributed to the decline in sales. In addition, the comparable quarter of 1997 included unusually strong sales in October 1997.

      David Jones, OMC President and Chief Executive Officer, indicated that the company would continue to promote its brands through marketing incentives rather than through price reductions. "We are pleased with the brand repositioning and marketing programs that we began in 1998," said Jones. "The marketing programs have been well received by dealers and consumers. Our pricing programs are sound and we are determined to maintain the integrity of our dealer programs."

      "Reports coming from the early winter boat shows are positive, especially for our boat brands," Jones added. "We expect this trend to continue into the spring retail selling season."

      The Company has developed and is implementing strategies to address performance issues which arose in certain applications of several of the FICHT(R) fuel-injected Evinrude(R) outboards. Steps taken include 1999 engine modifications and changes in production processes. In addition, upgrade kits are being provided for certain previously sold models. The actions resulted in certain charges being taken in the quarter ended December 31, 1998 and are expected to result in additional charges and expenses in 1999, primarily in the first quarter, and a reduced level of engine sales in the first quarter as compared to the same quarter in 1998, as production facilities are modified for the changes in the production processes.

      Gross earnings for the quarter ended December 31, 1998 were $18.7 million, as compared with $35.8 million during the comparable quarter of 1997. OMC also reported a

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loss from operations for the December 31, 1998 quarter of $43.6 million, as compared with a loss of $11.0 million during the comparable quarter of 1997. The net loss for the quarter was $47.1 million, as compared with a net loss of $17.1 million in the quarter ended December 31, 1997. OMC attributed these declines to lower sales and to costs related to a number of other actions that were included in the quarter, including charges resulting from the Company's efforts to eliminate old and discontinued boat models in the dealer channels, reduce field engine inventories held by dealers, and the FICHT initiatives mentioned above.

      The Company entered into an amendment with the lenders under its Revolving Credit Agreement which provides additional capacity under the borrowing base and a waiver of non-compliance with a financial maintenance covenant as of December 31, 1998, that resulted from lower than anticipated earnings for the quarter then ended. In addition, the Company is negotiating further amendments to the financial maintenance covenants in view of the anticipated results of operations, including the effect of the Ficht initiatives discussed above. The Company believes that such negotiations will be concluded satisfactorily during the quarter ending March 31, 1999.

      The Company previously announced that it has changed its fiscal year from a September 30 year-end to a December 31 year-end and will be filing a report on Form 10-K for the three-month transition period ended December 31, 1998.

      Some of the information contained in this release is forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected and which include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, year 2000 issues, the ability of the company to implement its strategic initiatives, availability of raw materials, the availability of adequate financing on terms and conditions acceptable to the Company, adverse weather conditions and general economic conditions, including interest rates and consumer confidence.

      Outboard Marine Corporation is a leading manufacturer and marketer of internationally-known boat brands, including Chris-Craft(R), Four Winns(R), Seaswirl(R), Javelin(R), Stratos(R), Lowe(R), Hydra-Sports, and Princecraft(R); marine accessories and marine engines, under the brand names of Johnson(R) and Evinrude(R); and FICHT(R) fuel injection --the industry's premier low-emission two-stroke engine technology.

      For more information on OMC and its brands, visit us on the World Wide Web at: www.omc-online.com.

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                               SUMMARY OF RESULTS


                                                Three Months Ended
                                                    December 31
                                                    -----------
                                                            Unaudited
(Dollars in millions)                           1998           1997
                                                ----        ---------

Net sales                                       $199.4        $209.5

Cost of goods sold                               180.7         173.7
                                              ---------     ---------

      Gross earnings                              18.7          35.8

Selling, general and administrative expense       62.3          46.8
                                              ---------     ---------

      Earnings (Loss) from operations            (43.6)        (11.0)

Non-operating expense (income)
      Interest expense                             6.8           7.7
      Other, net                                  (3.3)         (2.4)
                                              ---------     ---------
                                                   3.5           5.3

      Earnings (loss) before provision
      for income taxes                           (47.1)        (16.3)


Provision for Income Taxes                         0.0           0.8
                                              ---------     ---------

      Net earnings (loss)                       $(47.1)       $(17.1)
                                              =========     =========




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